EXHIBIT 11


                         TALK.COM INC. AND SUBSIDIARIES
                       COMPUTATION OF NET INCOME PER SHARE
                                 (IN THOUSANDS)


                                                                      FOR  THE  THREE  MONTHS              FOR THE SIX MONTHS
                                                                          ENDED JUNE 30,                     ENDED JUNE 30,
                                                                 ------------------------------------------------------------------
                                                                     1999              1998             1999               1998
-----------------------------------------------------------------------------------------------------------------------------------
    Income (loss) before extraordinary gain                         $14,038          $(96,154)         $26,372          $(137,949)
    Extraordinary gain                                                  --                 --           18,997                  --
                                                                 ------------       -----------     ------------       -----------
    Net income (loss)                                               $14,038          $(96,154)         $45,369          $(137,949)
                                                                 ============       ===========     ============       ===========
    BASIC

    Weighted average common shares outstanding - Basic:              60,422            64,486           59,670             64,320
                                                                 ============       ===========      ===========         ==========
    Income (loss) before extraordinary gain                          $ 0.23           $ (1.49)          $ 0.44           $  (2.14)
    Extraordinary gain                                                  --                 --             0.32                  --
                                                                 ------------       -----------      -----------         ----------
    Net income (loss)                                                $ 0.23           $ (1.49)          $ 0.76           $  (2.14)
                                                                 ============       ===========      ===========         ==========
    DILUTED

    Weighted average common and common equivalent
      shares  outstanding - Diluted:
    Weighted average shares                                          60,422            64,486           59,670             64,320
    Effect of assumed conversion of common stock options              2,938                --            3,224                  --
                                                                 ------------       -----------      -----------         ----------
    Weighted average common and common equivalent
      shares - Diluted                                               63,360            64,486           62,894             64,320
                                                                 ============       ===========      ===========         ==========
    Income (loss) before extraordinary gain                          $ 0.22           $ (1.49)          $ 0.42            $ (2.14)
    Extraordinary gain                                                  --                 --             0.30                  --
                                                                 ------------      ------------      -----------         ----------
    Net income (loss)                                                $ 0.22           $ (1.49)          $ 0.72            $ (2.14)
                                                                 ============      ============      ===========         ==========
